Exhibit 99.1

Valentis, Inc.

Ben McGraw

(650) 697-1900 x210

IR@valentis.com

Valentis Provides Nasdaq Update

BURLINGAME, CA, November 28, 2006 – Valentis, Inc. (NASDAQ: VLTS) announced today that it received a letter on November 21, 2006 from the Listing Qualifications Department of the Nasdaq Stock Market indicating that Valentis is not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) because Valentis does not have (i) a minimum of $2,500,000 in stockholders’ equity, (ii) a $35,000,000 market value of securities quoted on a Nasdaq market or listed on a national securities exchange, or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or for two of the three most recently completed fiscal years.  Nasdaq further indicated that, in light of the circumstances noted above, it is reviewing Valentis’ eligibility for continued listing on the Nasdaq Capital Market.

Valentis’ management and board of directors are currently preparing a written response to Nasdaq including a description of Valentis’ plan to achieve and maintain compliance with the Nasdaq Capital Market’s continued listing criteria as set forth in the Nasdaq Marketplace Rules.  However, there can be no assurance that any such plan will be accepted by Nasdaq or that such plan, if adopted, would achieve or maintain the desired compliance with the Nasdaq Marketplace Rules.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for peripheral arterial disease, or PAD, a large and unsatisfied market.  On July 11, 2006, Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD.  While Valentis focused its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

This press release includes forward-looking statements.  These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  Valentis has based these forward-looking statements on current expectations, assumptions, estimates and projections.  While Valentis believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control.  These risks and uncertainties include:  the future financial condition of Valentis, the continued qualification of the common stock of Valentis for listing on the Nasdaq Capital Market, risks associated with the discontinuance of Valentis’ existing operations and industry-wide changes and other causes.  These and other important factors, including those discussed in Valentis’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990

and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, as filed with the Securities and Exchange Commission, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Given these risks and uncertainties, investors and securityholders are cautioned not to place undue reliance on such forward-looking statements.  Valentis does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.